FOR IMMEDIATE RELEASE



May 31, 1996


                              NDC AUTOMATION, INC.
                   ANNOUNCES LINE OF CREDIT RENEWED WITH BANK


         Charlotte, NC, May 31, 1996, NDC Automation,Inc. ( OTC Bulletin Board Symbol "AGVS") announced that it's line of credit with NationsBank, N. A. has been extended for another six (6) month period. The Borrowing Agreement was amended as follow:

         1)       The new termination date shall be November 29,1996.

         2) Inventory financing will be reduced to 40% from 50%, of eligible inventory, while retaining 80% accounts receivable financing.. .

         3) The interest rate shall increase to prime plus 4.00%, from prime plus 3 1/2% per annum.

         4) The available facility will be lowered from a maximum of $1,200,000 to a maximum of $1,050,000 from May 31,1996 through
                  June 27,1996 and $900,000 from June 28, 1996 and thereafter.


         Management is pleased the agreement has been renewed with terms which are adequate for the Company's current financing needs.

         NDC Automation,Inc. was formed in 1982 to acquire, develop, Market, and sell hardware, software, and engineering services incorporated into and used to control automatic and laser guided vehicle systems.

                                       ###


================================================================================
For further information contact:

Ralph Dollander or Gayle Hentz
President          Investor Relations
704/362-1115
                                       20